Exhibit 4.9

EXECUTION COPY

KERR-McGEE CORPORATION
KERR-McGEE OPERATING CORPORATION

to

CITIBANK, N.A.,
as Trustee

Seventh Supplemental Indenture

Dated August 1, 2001

Supplementing and Amending the Indenture
Dated as of August 1, 1982

THIS SEVENTH SUPPLEMENTAL INDENTURE, dated August 1, 2001 (hereinafter called the “Supplemental Indenture”), is between KERR-McGEE CORPORATION, a Delaware corporation (the “Parent Company”), KERR-McGEE OPERATING CORPORATION (formerly Kerr-McGee Corporation, a Delaware corporation (the “Company”), and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee under the Indenture referred to below (hereinafter called the “Trustee”)

RECITALS

The Company and the Trustee are parties to an Indenture, dated as of August 1, 1982, as amended (the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

The Indenture was supplemented by the Fifth Supplemental Indenture, dated February 11, 2000, between the Company and the Trustee (the “Fifth Supplemental Indenture”) providing for the creation of a series of Securities denominated 5 1/4% Convertible Debentures due 2010 (the “Debentures”).

Section 4.04 of the Fifth Supplemental Indenture provides that, upon the occurrence of certain merger or consolidation events in which the Common Stock of the Company is changed or exchanged into the right to receive shares of stock of another Person, such other Person shall execute and deliver to the Trustee a supplemental indenture modifying the provisions of the Indenture, including the relevant provisions of the Fifth Supplemental Indenture, which require the Company to repurchase the Debentures following a Change in Control to make such provisions apply in the event of a subsequent Change in Control to the common stock and the issuer thereof.

Section 5.11 of the Fifth Supplemental Indenture provides that, upon the occurrence of certain merger or consolidation events, the Company and the Trustee shall execute a supplemental indenture providing that each Debenture be convertible into the kind and amount of shares of stock and other securities which the Holder of such Debenture would have been entitled to receive upon such merger or consolidation event had such Debenture been converted into Common Stock immediately prior to such event.

On August 1, 2001, the Company consummated a merger transaction involving the Parent Company and certain other parties as a result of which a supplemental indenture pursuant to Sections 4.04 and 5.11 of the Fifth Supplemental Indenture is required.

The Company has determined that this Supplemental Indenture complies with Section 901(f) and does not require the consent of any Holders of Securities.  On the basis of the foregoing, the Trustee has determined that this Supplemental Indenture is in form satisfactory to it.

The Company has furnished the Trustee with an Officers’ Certificate and an Opinion of Counsel complying with the requirements of Section 905 of the Indenture, stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture, and has delivered to the Trustee a Board Resolution authorizing the execution and delivery of this Supplemental Indenture.

All things necessary to make this Supplemental Indenture a valid agreement of the Parent Company, the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

The entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture.

Each of the Company and the Parent Company have duly authorized the execution and delivery of this Supplemental Indenture, and all things necessary have been done to make this Supplemental Indenture a valid agreement of the Company and the Parent Company in accordance with its terms.

NOW THEREFORE:

It is covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debentures, as follows:

1.           The definition of “Change in Control” contained in Section 1.01 of the Fifth Supplemental Indenture is hereby amended to add the word “Parent” immediately before the word “Company” each time it appears therein.

2.           Section 1.01 of the Fifth Supplemental Indenture is hereby amended to add the following definition after the definition of “Common Stock” and before the definition of “Conversion Agent”:

“Company” means Kerr-McGee Operating Corporation (formerly Kerr-McGee Corporation), a Delaware corporation

3.           The definition of “Common Stock” contain in Section 1.01 of the Fifth Supplemental Indenture is hereby amended to add the word “Parent” immediately before the word “Company” each time it appears therein.

4.           Section 1.01 of the Fifth Supplemental Indenture is hereby amended to add the following definitions after the definition of “Exchange Act” and before the definition of “Securities Act”:

“Parent Company” means Kerr-McGee Corporation, a Delaware corporation.

“Parent Company Board of Directors” means the board of directors of the Parent Company or any duly authorized committee of that board or any director or directors and/or officer or officers of the Parent Company to whom that board or committee shall have duly delegated its authority.

“Parent Company Board Resolution” means (i) a copy of a resolution certified by the Secretary or an Assistant Secretary of the Parent Company to have been duly adopted by the Parent Company Board of Directors and to be in full force and effect on the date of such certification, or (ii) a certificate signed by the director or directors and/or officer or officers to whom the Parent Company Board of Directors or any duly authorized committee of that board shall have duly delegated its authority, in each case delivered to the Trustee for the Debentures.

5.           The last paragraph of Article II of the Fifth Supplemental Indenture is hereby amended to add the phrase “or the Parent Company” immediately after the word “Company” each time it appears therein.

6.           Clause (4) of Section 4.02 is hereby amended to add the word “Parent” immediately before the word “Company’s” appearing therein.

7.           Sections 4.03(f), 4.03(g) and 4.03(h) of the Fifth Supplemental Indenture is hereby amended to add the word “Parent” immediately before the word “Company” appearing therein.

8.           Section 4.04 of the Fifth Supplemental Indenture is hereby amended to add the word “Parent” immediately before the word “Company” each time it appears therein, other than (i) in the phrase therein that reads “the right of Holders to cause the Company” and (ii) in the phrase therein that reads “as determined in good faith by the Company”.

9.           The last sentence of the fourth paragraph of Section 5.02 of the Fifth Supplemental Indenture is hereby amended to add the phrase “the Parent Company and” immediately before the phrase “the Company” appearing therein.

10.         Sections 5.04, 5.05, 5.06, 5.07 and 5.11 of the Fifth Supplemental Indenture are each hereby amended (i) to add the word ‘Parent” immediately before the word “Company” each time it appears therein and immediately before the word “Company’s” each time it appears therein and (ii) to add the term “Parent Company” immediately before the term “Board of Directors” each time it appears therein and immediately before the term “Board Resolution” each time it appears therein, other than in (a) the last sentence of Section 5.04(h), which is hereby amended to add the phrase “the Parent Company or” immediately before the term “the Company” appearing therein, (b) 5.04(j), which is hereby amended to add the phrase “Parent Company and the” immediately before the word “Company” appearing therein, (c) the second sentence of Section 5.05, which is hereby amended to add the phrase “the Parent Company or” immediately before the term “the Company” appearing therein, (d) the phrase “the Company shall cause to be filed” which appears immediately after clause (4) of Section 5.06, which phrase is hereby amended to add the words “the Parent Company or” immediately before such phrase and (e) the first sentence of the third to last paragraph of Section 5.11, which is hereby amended to add the phrase “Parent Company or the” immediately before the word “Company” appearing therein.

11.         Section 5.08 of the Fifth Supplemental Indenture is hereby amended (i) to substitute the phrase “the Parent Company (or, if agreed to between the Company and the Parent Company, the Company)” for the term “the Company” appearing in the first sentence thereof and (ii) to substitute the phrase “the Parent Company or the Company, as the case may be,” for the term “the Company” each time it appears in the second sentence thereof.

12.         Section 5.09 of the Fifth Supplemental Indenture is hereby amended (i) to add the term “the Parent” immediately before the first occurrence of the term “Company” therein and (ii) to substitute the phrase “the Parent Company or the Company, as the case may be,” for the second occurrence of the term “the Company” therein.

13.         Section 5.12 of the Fifth Supplemental Indenture is hereby amended to add the phrase “or the Parent Company” immediately after the word “Company” each time it appears therein.

14.         THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15.         The Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Indenture, this Supplemental Indenture and all other indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

16.         The recitals contained herein shall be taken as the statements of the Company and the Parent Company, and the Trustee assumes no responsibility for the correctness of same, except for the recital indicating the Trustee’s approval of the form of this Supplemental Indenture.  The Trustee makes no representation as to the validity of this Supplemental Indenture.

17.         The Trustee accepts the trust created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this Supplemental Indenture.

18.         This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

KERR-McGEE CORPORATION

By:	/s/ John M. Rauh
Name:	John M. Rauh
Title:	Vice President, Treasurer and Assistant Secretary

KERR-McGEE OPERATING CORPORATION

By:	/s/ John M. Rauh
Name:	John M. Rauh
Title:	Vice President, Treasurer and Assistant Secretary

CITIBANK, N.A.,
as Trustee

By:
Name:
Title: